Exhibit 99.1

- NEWS RELEASE -
Date:	October 18, 2004
Source:	Crescent Financial Corporation
(919) 460-7770

Crescent Financial Corporation

Reports 57% Increase in Third Quarter Earnings

CARY, N.C. – Crescent Financial Corporation, parent company of Crescent State Bank, reported net income for the three-month period ended September 30, 2004 of $661,000 or $0.18 per diluted share compared to $422,000 or $0.13 per diluted share for the prior year three-month period ended September 30, 2003. The increase in earnings is primarily the result of loan and deposit growth experienced during the past twelve months. Net interest income, the difference between interest income earned on earning assets and interest paid on interest-bearing liabilities, increased by 48% over the prior year growing from $1.8 million to $2.7 million. Non-interest income, including fees on deposit accounts, mortgage loan origination fees and other non-interest related revenue, increased by 69% from $422,000 for the prior year to $714,000 during the current year period. Increases in revenues were somewhat offset by an $81,000 or 69% increase in loan loss provision and a $722,000 or 49% increase in non-interest expenses. During the quarter, the Company received approximately $98,000, net of income tax effect, of non-recurring, non-interest income and incurred approximately $33,000, net of income tax expense, of non-recurring, non-interest expenses.

For the nine months ended September 30, 2004, Crescent Financial Corporation reported net income of $1,644,000 or $0.47 per diluted share compared to $1,159,000 or $.37 per diluted share for the nine months ended September 30, 2003. Net interest income increased by 51% from $5.0 million for the prior year period to $7.5 million for the nine-month period ended September 30, 2004. Non- interest income increased by 68% to $1.8 million in the current period compared with $1.1 million in the prior year period. Non-interest expenses and loan loss provision increased by $2.4 million (60%) and $237,000 (69%), respectively.

Crescent Financial Corporation reported total assets of $331 million as of September 30, 2004 compared with $269 million on September 30, 2003. Total net loans grew by $45 million or 22% to $250 million at September 30, 2004 compared with $205 million at September 30, 2003. Total deposits increased by $53 million to $275 million at September 30, 2004 from $222 million a year ago. Total stockholders’ equity grew from $23 million at September 30, 2003 to $26 million reflecting a $3 million or 13% increase.

Commenting on the performance, Mike Carlton, President and Chief Executive Officer stated, “We are pleased to be able to report to our shareholders the significant increase in net income over the past twelve months. Our performance to date reflects the focused efforts and professional skills of our staff. As we move forward into the fourth quarter and 2005, our continued long term strategy will include further organic growth from our established banking centers and denovo expansion into new, contiguous markets.”

Crescent State Bank is a non-member state chartered bank operating eight banking offices in Cary (2), Apex, Clayton and Holly Springs, Southern Pines, Pinehurst, and Sanford North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-KSB and its other periodic reports.

Crescent Financial Corporation and Subsidiary

Consolidated Comparative Income Statements (Unaudited)

(000s omitted except for per share data)

	Three Months Ended Sept 30, 2004	Three Months Ended Sept 30, 2003	Nine Months Ended Sept 30, 2004	Nine Months Ended Sept 30, 2003
Interest Income	4,071	2,737	11,418	7,491
Interest Expense	1,402	937	3,910	2,524

Net interest income	2,669	1,800	7,508	4,967
Provision for loan losses	197	117	582	345

Net interest income after provision for loan losses	2,472	1,683	6,926	4,622
Non-interest income	714	422	1,790	1,069

Non-interest expense	2,184	1,462	6,255	3,902

Income before taxes	1,002	643	2,461	1,789

Income tax expense	341	221	817	630

Net income	661	422	1,644	1,159

Basic Net Income per Share Outstanding (a)	.19	.14	.47	.38

Diluted Net Income per Share Outstanding (a)	.18	.13	.44	.37

Weighted Average Number of Shares Outstanding Basic (a)	3,552,479	3,120,307	3,527,896	3,012,624

Weighted Average Number of Shares Outstanding Diluted (a)	3,733,519	3,271,033	3,721,861	3,139,140

(a)	2003 per share data has been adjusted to reflect the stock split, effected as a 20% stock dividend, paid during the second quarter of 2004.

Crescent Financial Corporation and Subsidiary

Consolidated Balance Sheets (Unaudited)

(000s omitted)

	Sept 30, 2004	Sept 30, 2003	$ Change	% Change
Assets
Cash and non-interest bearing deposits	8,454	8,212	242	3
Interest-earning deposits with banks	12	207	(195)	(94)
Federal funds sold	8,040	6,984	1,056	15
Securities available for sale	46,737	33,185	13,552	41
Federal Home Loan Bank stock	1,150	857	293	34
Loans Receivable, net of allowance	250,254	204,659	45,595	22
Accrued interest and dividends receivable	1,123	945	178	19
Premises and equipment, net	3,026	2,411	615	26
Bank owned life insurance	5,235	5,018	217	4
Goodwill	3,600	3,869	(269)	(7)
Other assets	3,464	2,838	626	22
Total Assets	331,095	269,185	61,910	23

Liabilities and Stockholders’ Equity
Liabilities
Total Deposits	274,714	222,236	52,478	24
Borrowed funds	28,559	20,514	8,045	39
Accrued interest payable	447	359	88	25
Accrued expenses and other liabilities	1,124	2,828	(1,704)	(60)
Total Liabilities	304,844	245,937	58,907	24

Stockholders’ Equity
Total Stockholders’ Equity	26,251	23,248	3,003	13

Total Liabilities and Stockholders’ Equity	331,095	269,185	61,910	23

Crescent Financial Corporation

Selected Financial Ratios

(000s omitted except per share data)

(unaudited)

	As of or for the three months ended September 30,		As of or for the nine months ended September 30,
	2004	2003	2004	2003
Per share data: (a)
Basic earnings per share	$0.19	$0.14	$0.47	$0.38
Diluted earnings per share	0.18	0.13	0.44	0.37
Book value per share	7.36	6.70	7.36	6.70

Performance ratios:
Return on average assets	0.83%	0.77%	0.73%	0.81%
Return on average equity	10.27%	8.38%	8.75%	8.25%
Net interest margin	3.59%	3.49%	3.56%	3.68%

Asset quality:
Nonperforming assets	551	245	551	245
Nonperforming assets to total assets	0.17%	0.09%	0.17%	0.09%
Allowance for loan losses	1.48%	1.50%	1.48%	1.50%

Capital ratios:
Equity to total assets	7.93%	8.64%	7.93%	8.64%

(a)	2003 per share data has been adjusted to reflect the stock split effected as a 20% stock dividend paid during the second quarter of 2004.